Exhibit 2.2





                                      FORM

                                       OF

                        RETAINED PORTFOLIO, ORIGINATION,


                       SERVICING AND MANAGEMENT AGREEMENT


                                  BY AND AMONG


                          SIGNET BANKING CORPORATION,


                             SIGNET BANK/VIRGINIA,


                       CAPITAL ONE FINANCIAL CORPORATION


                                      and


                                CAPITAL ONE BANK

                               TABLE OF CONTENTS

                                                                       Page

                                   ARTICLE I
                                                  1.
                                  DEFINITIONS

Section 1.01         General. . . . . . . . . . . . . . . . . . . . . .  5
Section 1.02         Exhibits, etc. . . . . . . . . . . . . . . . . . . 14
Section 1.03         References to Time . . . . . . . . . . . . . . . . 14


                                   ARTICLE II
                                                  2.
Section 2.01         Agreements with Respect to the 1990 Trust. . . . . 14

                               RETAINED PORTFOLIO

                                  ARTICLE III
                                                  3.
                 ORIGINATION OF ACCOUNTS AFTER THE CLOSING DATE

Section 3.01         Solicitation of Accounts . . . . . . . . . . . . . 17
Section 3.02         Credit Approval of Signet Solicitations. . . . . . 17
Section 3.03         Review of Signet Solicitation Material . . . . . . 17
Section 3.04         Level of Signet Solicitations. . . . . . . . . . . 18
Section 3.05         Signet Solicitation Expenses . . . . . . . . . . . 18
Section 3.06         Signet Revenue Sharing . . . . . . . . . . . . . . 18
Section 3.07         Funding. . . . . . . . . . . . . . . . . . . . . . 18
Section 3.08         Concurrent Solicitations . . . . . . . . . . . . . 18


                                   ARTICLE IV
                                                  4.
                   MARKETING RESTRICTIONS IN BANK MARKET AREA

Section 4.01         Marketing Restrictions . . . . . . . . . . . . . . 19
Section 4.02         Signet/Virginia Testing. . . . . . . . . . . . . . 19
Section 4.03         Early Termination of Signet
                           Solicitations by Capital One Bank. . . . . . 19


                                   ARTICLE V
                                                  5.
                             IN-HOUSE SOLICITATIONS

Section 5.01         Application Processing and Account Set Up. . . . . 19
Section 5.02         In-house Expenses. . . . . . . . . . . . . . . . . 20

                                   ARTICLE VI
                                                  6.
           SERVICING AND MANAGEMENT OF THE SIGNET/VIRGINIA PORTFOLIO

Section 6.01         Servicing of the Signet/Virginia Portfolio;
                           Subservicing Securitized Accounts. . . . . . 20
Section 6.02         Capital One Servicing Fee; Other
                           Charges. . . . . . . . . . . . . . . . . . . 20
Section 6.03         Ownership of the Signet/Virginia
                           Portfolio; Identification of the
                           Signet/Virginia Portfolio. . . . . . . . . . 21
Section 6.04         Signet/Virginia Information. . . . . . . . . . . . 21


                                  ARTICLE VII
                                                  7.
                         REPRESENTATIONS AND WARRANTIES

Section 7.01         Representations and Warranties of
                           Signet/Virginia. . . . . . . . . . . . . . . 21
Section 7.02         Representations and Warranties of
                           Signet . . . . . . . . . . . . . . . . . . . 22
Section 7.03         Representations and Warranties of
                           Capital One Bank . . . . . . . . . . . . . . 22
Section 7.04         Representations and Warranties of
                           Capital One. . . . . . . . . . . . . . . . . 22


                                  ARTICLE VIII
                                                  8.
                   INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 8.01         Indemnity of Capital One and
                           Capital One Bank . . . . . . . . . . . . . . 22
Section 8.02         Indemnity of Signet and Signet/
                           Virginia . . . . . . . . . . . . . . . . . . 23
Section 8.03         Limitations on Indemnification
                           Obligations. . . . . . . . . . . . . . . . . 23
Section 8.04         Procedures for Indemnification of
                           Third Party Claims . . . . . . . . . . . . . 23
Section 8.05         Remedies Cumulative. . . . . . . . . . . . . . . . 25
Section 8.06         Survival of Indemnitees. . . . . . . . . . . . . . 25
Section 8.07         Reliance on Advice of Counsel
                           Instructions, etc.25
Section 8.08         Liability for Nonperformance . . . . . . . . . . . 25


                                   ARTICLE IX
                                                  9.
                                   COVENANTS

Section 9.01         Maintenance of Capital One
                           Bank's Existence . . . . . . . . . . . . . . 26
Section 9.02         Maintenance of Capital One's Existence26
Section 9.03         Standard of Care . . . . . . . . . . . . . . . . . 26
Section 9.04         Compliance with Laws and Regulations . . . . . . . 26
Section 9.05         Covenants of Signet/Virginia . . . . . . . . . . . 26


                                   ARTICLE X
                                                  10.
             ACCESS TO INFORMATION; CONFIDENTIALITY; CUSTOMER NAMES

Section 10.01        Access to Information. . . . . . . . . . . . . . . 27
Section 10.02        Production of Witnesses. . . . . . . . . . . . . . 27
Section 10.03        Confidentiality; Use of Information. . . . . . . . 27
Section 10.04        Customer Names . . . . . . . . . . . . . . . . . . 27


                                   ARTICLE XI
                                                  11.
                                 MISCELLANEOUS

Section 11.01        Complete Agreement; Construction . . . . . . . . . 28
Section 11.02        No Exclusive Commitment by
                           Capital One and Capital One Bank . . . . . . 28
Section 11.03        Sale or Assignment of
                           Origination Accounts . . . . . . . . . . . . 28
Section 11.04        Replacement of Capital One Bank. . . . . . . . . . 29
Section 11.05        Dispute Resolution . . . . . . . . . . . . . . . . 29
Section 11.06        Amendments . . . . . . . . . . . . . . . . . . . . 29
Section 11.07        No Waivers . . . . . . . . . . . . . . . . . . . . 29
Section 11.08        Successors and Assigns . . . . . . . . . . . . . . 29
Section 11.09        Termination; Conversion. . . . . . . . . . . . . . 29
Section 11.10        Governing Law. . . . . . . . . . . . . . . . . . . 30
Section 11.11        Binding Arbitration. . . . . . . . . . . . . . . . 30
Section 11.12        Consent to Jurisdiction. . . . . . . . . . . . . . 31
Section 11.13        Force Majeure. . . . . . . . . . . . . . . . . . . 31
Section 11.14        Further Assurances . . . . . . . . . . . . . . . . 31
Section 11.15        No Third Party Beneficiaries . . . . . . . . . . . 31
Section 11.16        Notices. . . . . . . . . . . . . . . . . . . . . . 31
Section 11.17        Survival . . . . . . . . . . . . . . . . . . . . . 32
Section 11.18        Titles and Headings. . . . . . . . . . . . . . . . 32
Section 11.19        Blanket Endorsement. . . . . . . . . . . . . . . . 32
Section 11.20        Legal Enforceability . . . . . . . . . . . . . . . 33
Section 11.21        Counterparts . . . . . . . . . . . . . . . . . . . 33


Annex A:                  Servicing Provisions

Schedule 1.01(a)          Account Management Criteria
Schedule 1.01(b)          Credit Information to be Reviewed by
                            Solicitation Credit Committee
Schedule 1.01(c)          Matched Funding Rates

                        RETAINED PORTFOLIO, ORIGINATION,
                       SERVICING AND MANAGEMENT AGREEMENT


             RETAINED PORTFOLIO, ORIGINATION, SERVICING AND MANAGEMENT AGREEMENT (this "Agreement"), dated as of November __, 1994, by and among Signet Banking Corporation, a Virginia corporation ("Signet"), Signet Bank/Virginia, a Virginia state member bank and wholly-owned subsidiary of Signet ("Signet/Virginia"), Capital One Financial Corporation, a Delaware corporation ("Capital One"), and Capital One Bank, a Virginia state member bank and, as of the Closing Date (as herein defined), a wholly-owned subsidiary of Capital One ("Capital One Bank").

                                  PRELIMINARY STATEMENTS

              WHEREAS, Signet, Signet/Virginia and Capital One have heretofore executed and delivered the Separation, Distribution and Indemnity Agreement, dated as of November 15, 1994 (the "Separation Agreement"); and

              WHEREAS, Signet/Virginia is a party to the 1990 Pooling and Servicing Agreement (as herein defined), pursuant to which Signet Credit Card Trust 1990-1 (the "1990 Trust") was created; and

              WHEREAS, as set forth, and subject to the terms and conditions, in the Separation Agreement, Signet and Signet/Virginia are to transfer designated credit card assets (the "Capital One Bank Assets") and the related credit card servicing business (the "Capital One Bank Business") to Capital One Bank; and

              WHEREAS, as set forth in the Separation Agreement, Signet/Virginia is to retain the Retained Portfolio (as herein defined); and

              WHEREAS, a portion of the Retained Portfolio is included in the 1990 Trust; and

              WHEREAS, in connection with the Separation, Signet/Virginia has agreed to convey to Capital One Bank a beneficial interest in the receivables in the 1990 Trust that are not receivables in the Retained Portfolio (the "Capital One Receivables"); and

              WHEREAS, Capital One Bank has agreed to generate credit card accounts after the Closing Date in the states of Maryland and Virginia and in the District of Columbia (collectively, the "Bank Market Area") for the account of, and for the sole benefit of, Signet/Virginia (the "Origination Portfolio") in order for the amount of Signet/Virginia's credit card receivables to be maintained at least the same level as in existence as of the Closing Date; and

              WHEREAS, Capital One Bank has agreed, as contemplated in the Separation Agreement, to provide, after the Closing Date, servicing (including assuming the obligations as the servicer of the 1990 Pooling and Servicing Agreement) and management with respect to the Signet/Virginia Portfolio (as herein defined).

              NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

   1.
              Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              1990 Pooling and Servicing Agreement: the Pooling and Servicing Agreement, dated as of September 1, 1990, between Signet/Virginia, as transferor and servicer, and Chemical Trust Company of California, as trustee.

              1990 Trust:  as defined in the Preliminary Statements.

              1990 Trust Letter: as defined on the 1990 Pooling and Servicing Agreement.

              Account: any credit account and related contractual agreements with any holder of a MasterCard or Visa credit card.

              Account Management Criteria: the criteria with respect to each of the categories set forth on Schedule 1.01(a) to be used in determining certain actions to be taken with respect to an Account.

              Account Management Services: services related to Account retention including, without limitation, changes in the amount of credit available, balance transfer promotions, retail telemarketing programs, convenience check mailings, statement inserts, gold upgrades and repricing.

              Account Set-Up Expenses: for any period, an amount equal to $2.00 per Account which amount is to compensate Capital One Bank for the expenses incurred by Capital One Bank in connection with booking each Account, including, without limitation, obtaining the plastics to be made in to credit cards, embossing credit cards, providing access checks and card carriers to the customer, compliance material to be sent to the customer, printing, postage and systems activation.

              Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

              Adjusted Capital One Names:  as defined in Section 10.04(a).

              Adjusted Signet Names:  as defined in Section 10.04(a).

              Adjustments:  as defined in the 1990 Pooling and Servicing
Agreement.

              Affiliate: as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

              Assessment Amount: for any period, with respect to the Credit Card Accounts (other than Credit Card Accounts in the Retained Portfolio) an amount equal to the product of the applicable Assessment Rate multiplied by the total dollar volume for such Accounts during such period.

              Assessment Rate: with respect to any Accounts, as set by MasterCard and Visa from time to time.

              Association Fees: the amount charged per transaction by MasterCard or Visa, from time to time, for reimbursement of settlement costs incurred by MasterCard or Visa, as the case may be.

              Average Balance: for any calendar quarter, with respect to the Origination Accounts owned by Signet/Virginia, an amount equal to the aggregate daily Origination Balances for each day during such quarter, including any such Accounts which have been securitized, divided by the number of days in such quarter.

              Average Test Account Balance: for any calendar quarter, with respect to the Test Accounts owned by Signet/Virginia, an amount equal to the aggregate daily Test Account Balances for each day during such quarter, including any such Accounts which have been securitized, divided by the number of days in such quarter.

              Average Funding Costs: as of any date, an amount equal to the sum of each of the Funding Costs with respect to each Signet Solicitation which has occurred prior to such date, divided by the number of such Solicitations.


              Average Hurdle Rate: as of any date, an amount, expressed as a percentage, equal to the sum of the products of each of the Hurdle Rates with respect to each Signet Solicitation which has occurred prior to such date times the Average Balance for the Accounts generated for each such Solicitation, divided by the sum of the Average Balances for the Accounts generated from each such Solicitation.

              Balance: the total amount outstanding with respect to any Account and/or Credit Line, as the case may be, including principal, accrued interest, annual fees and other fees and other finance and service charges, whether or not such amounts have been billed.

              BankCard Division: the division of Signet/Virginia which prior to the Closing Date housed the Capital One Bank Assets and operated the Capital One Bank Business.

              Bank Market Area:  as defined in the Preliminary Statements.

              Base Profit: for any calendar quarter, an amount equal to the product of Equity multiplied by the Average Hurdle Rate as of the last date of such quarter.

              Batch Amount: with respect to customer statement forms, an amount equal to the sum of (i) the whole number (without rounding) determined by dividing 1000 into the number of such customer statement forms, plus, (ii) in the event that 1000 does not divide evenly into such number of such customer statement forms, 1; provided, however, that in the event that the total number of such customer statement forms is less than 1000 the batch amount shall be deemed to be 1.

              BINs:  MasterCard and Visa identification numbers.

              Bundled Accounts: Accounts or Credit Lines which, as of Closing Date, are designated on the BankCard Division's production or MIS system as having a relationship with Signet/Virginia.

              Business Day: a day of the year, excluding Saturdays, on which banks are not required or authorized to close in the Commonwealth of Virginia.

              Capital One Account:  as defined in the Non-Card Products
Agreement.

              Capital One Bank Assets:  as defined in the Preliminary
Statements.

              Capital One Bank Business:  as defined in the Preliminary
Statements.

              Capital One Names: as of the Closing Date, with respect to the Bank Market Area, the names and addresses of (1) every credit card customer in the Capital One Bank Assets, including any securitized credit card accounts, and (ii) every Capital One Account customer.

              Capital One Receivables:  as defined in the Preliminary
Statements.

              Capital One Servicing Fee: for each calendar month, an amount equal to the product of $2.875 multiplied by the average number of Accounts in the Signet/Virginia Portfolio during such month.

              Charge-offs: for any calendar quarter, an amount equal to the charge-offs taken by Signet/Virginia with respect to the principal portion of the Balances of the Origination Accounts during such quarter.

              Charges: for any calendar quarter, an amount equal to the sum of the Capital One Servicing Fees related to the Origination Accounts, plus any Charge-offs, plus, the Average Funding Costs, plus, any Assessment Amount related to the Origination Accounts, plus, the Fraud Losses related to the Origination Accounts.

              Class A Additional Interest: as defined in the 1990 Pooling and Servicing Agreement.

              Class A Monthly Interest: as defined in the 1990 Pooling and Servicing Agreement.

              Class A Monthly Principal: as defined in the 1990 Pooling and Servicing Agreement.

              Class B Additional Interest: as defined in the 1990 Pooling and Servicing Agreement.

              Class B Monthly Interest: as defined in the 1990 Pooling and Servicing Agreement.

              Class B Monthly Principal: as defined in the 1990 Pooling and Servicing Agreement.

              Closing Date: as set forth in the Underwriting Agreement, a form of which is attached to the Separation Agreement as Annex C, the time and date of payment to Capital One for the shares of common stock being sold pursuant to the Underwriting Agreement.

              Collections:  as defined in the 1990 Pooling and Servicing
Agreement.

              Competitive Bid Sale:  as defined in Section 11.03.

              Concurrent Solicitation:  as defined in Section 3.08.

              Controlled Amortization Period: as defined in the 1990 Pooling and Servicing Agreement.

              Controlled Distribution Amount: as defined in the 1990 Pooling and Servicing Agreement.

              Core Strategy: targeting and identifying customers through analysis and modeling of risk parameters and credit information obtained from Credit Bureau Information.

              Credit Approval:  as defined in Section 3.02.

              Credit Bureau Information: information obtained from credit bureaus with respect to the credit histories of potential customers.

              Credit Card Accounts: Accounts related to the Signet/Virginia Portfolio.

              Credit Card Guidelines: as defined in the 1990 Pooling and Servicing Agreement.

              Credit Information:  the information specified on Schedule
1.01(b).

              Credit Line: unsecured, open-ended personal lines of credit without credit card access identified as open accounts on the BankCard Division's production and/or MIS system as of Closing Date, exclusive of Special Accounts.

              Dispute Resolution Committee:  as defined in Section 11.05.

              Distribution Date:  as defined in the Separation Agreement.

              Due Period:  as defined in the 1990 Pooling and Servicing
Agreement.

              Effective Date:  as defined in the Separation Agreement.

              Equity: for any calendar quarter, an amount equal to the product of 6% multiplied times the Average Balance for such quarter.

              Excess Finance Charge Collections: as defined in the 1990 Pooling and Servicing Agreement.

              Excess Profits: for any calendar quarter in which Return on Equity exceeds the Average Hurdle Rate as of the last day of such quarter, an amount equal to the difference between Net Profit for such quarter, minus, Base Profit for such quarter; for any calendar quarter in which Return on Equity is less than or equal to the Average Hurdle Rate as of the last day of such quarter, Excess Profits shall be deemed to be zero (0).

              Federal Funds Rate: means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Signet/Virginia from three Federal funds brokers of recognized standing selected by it.

              Fee Revenue: for any calendar quarter, an amount equal to fees reflected on Signet/Virginia's records, in respect of the Origination Accounts for such calendar quarter, including, without limitation, annual fees, late fees, interchange fees, overlimit fees, and cash advance fees, less Reversals.

              Finance Charge Receivables: as defined in the 1990 Pooling and Servicing Agreement.

              Finance Revenue: for any calendar quarter, an amount, as reflected on Signet/Virginia's records, equal to the revenue in respect of the annual percentage rates charged with respect to each of the Origination Accounts for such calendar quarter, less Reversals.

              Fraud Losses: actual losses incurred with respect to the Signet/Virginia Portfolio due to fraud.

              Funding Costs: for any period, with respect to any Signet Solicitation, an amount determined by multiplying the Funding Rate for such Solicitation by the product of 94% multiplied times the Average Balance for the Accounts generated from such Solicitation.

              Funding Rate: with respect to each Signet Solicitation, the funding rate, based on Matched Funding, to be used in connection with determining the Charges in respect of the Origination Accounts, as agreed upon in writing by Signet/Virginia and Capital One Bank prior to the date of such Solicitation.

              Household Basis: the process of identifying those BankCard Division Accounts which are part of a household having a non-BankCard Division relationship with Signet/Virginia as of the Closing Date. The BankCard Division will use this information to identify Accounts and Credit Lines to be designated as Bundled.

              Hurdle Rate: with respect to each Signet Solicitation, the sum of, the rate for ten-year treasury notes as quoted in The Wall Street Journal on the first day of such Solicitation, or if such day is not a Business Day or there is no such quote in that day's edition, on the first preceding day which such quote appears in The Wall Street Journal, plus 7.3%.

              Indemnifying Party:  as defined in Section 8.03.

              Indemnitees:  as defined in Section 8.02.

              In-house Applications: credit card applications received by Signet/Virginia in connection with any In-house Solicitation.

              In-house Application Expenses: for any period, an amount equal to $15.00 per each application which was generated from an In-house
Solicitation which amount is to compensate Capital One Bank for the expenses incurred by Capital One Bank in connection with processing each such application received, including, without limitation, back-end Credit Bureau Information, systems costs, personnel expenses and third party data entry costs.

              In-house Expenses: for any period, an amount equal to the sum of the In-house Application Expenses and Account Set-Up Expenses incurred by Capital One Bank in connection with Accounts generated through In-house Solicitations.

              In-house Portfolio: the portfolio of Accounts generated by Signet/Virginia on or after the Closing Date through In-house Solicitations.

              In-house Services: the services to be provided by Capital One Bank pursuant to Section 5.01.

              In-house Solicitations: solicitations of Accounts (i) by providing credit card applications in any branch or office or (ii) by mailing applications to, or otherwise soliciting, any then existing customer of Signet/Virginia or any Affiliate of Signet (other than Capital One or any subsidiary of Capital One).

              In-house Solicitation Information:  as defined in Section 6.04.


              Insurance Proceeds: those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments (including reserves) or retrospectively rated premium adjustments.

              Interchange: as defined in the 1990 Pooling and Servicing
Agreement.

              Invested Amount: as defined in the 1990 Pooling and Servicing Agreement.

              Investor Certificateholders: as defined in the 1990 Pooling and Servicing Agreement.

              Letter of Credit: as defined in the 1990 Pooling and Servicing Agreement.

              Letter of Credit Issuer: as defined in the 1990 Pooling and Servicing Agreement.

              Liabilities: any and all debts, liabilities and obligations, including all contractual obligations, and all obligations as agent, servicer, lessor or lender, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), in-cluding all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including, without limitation, those arising under this Agreement.

              Losses: any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

              Market Area Accounts: Accounts or Credit Lines which, as of Closing Date, are designated on the BankCard Division's production or MIS system as having a primary billing address located in the Bank Market Area.

              Mass Reissuance: replacing all existing cards issued in connection with the Credit Card Accounts with new cards.

              MasterCard: MasterCard International, Incorporated, a Delaware corporation.

              Matched Funding: with respect to each Signet Solicitation, the funding rate as set forth on Schedule 1.01(c) which has the same type and duration of interest rate characteristics as that being offered in the related Signet Solicitation.

              MIS:  Management information system.

              Miscellaneous Fees: all expenses incurred with respect to the on-going maintenance of the 1990 Trust, including without limitation, fees due to the Letter of Credit Issuer, Trustee's fees, account maintenance fees, rating agency fees, accountants' fees, legal fees and expenses and filing fees.

              Monthly Allocation Fraction:  as defined in Section 2.01(e).

              Monthly Principal Beneficial Interest: as defined in Section 2.01(e).

              Name Processor:  as defined in  Section 10.04(a).

              Name Removal Process:  as defined in Section 10.04(a).

              NIAT: for any calendar year, the net income after tax, excluding any extraordinary items.

              Net Profit: for any calendar quarter, an amount equal to the difference between Revenue for such quarter, minus, Charges for such quarter.

              Non-Card Products Agreement: the Non-Card Products Agreement, dated as of November 15, 1994, among Signet, Signet/Virginia, Capital One and Capital One Bank.

              Origination Accounts:  Accounts related to the Origination
Portfolio.

              Origination Balances: the outstanding Balance with respect to the Origination Portfolio.

              Origination Expenses: for any period, an amount equal to $.60 per piece mailed which amount is to compensate Capital One Bank for the expenses incurred by Capital One Bank in connection with selection of the persons to whom a Solicitation is to be made, the product to be offered and the market area to be offered, including, without limitation, purchasing lists of names, printing, postage, and obtaining Credit Bureau Information.

              Origination Portfolio:  as defined in the Preliminary
Statement.

              Overdraft Protection Accounts: Accounts or Credit Lines which, as of Closing Date, are designated on the BankCard Division's production or MIS system as providing overdraft protection to a non-BankCard Division deposit account.

              Performance Data:  as defined in Section 6.04.

              Pooling Determination Date: as defined in the 1990 Pooling and Servicing Agreement as the Determination Date.

              Pooling Distribution Date: as defined in the 1990 Pooling and Servicing Agreement as the Distribution Date.

              Portfolio Services:  as defined in Section 6.01(a).

              Potential Customer Names:  as defined in Section 10.04.

              Pre-Approved Application Expenses: for any period, an amount equal to $6.00 per each application processed which was generated from a Signet Solicitation reflecting the expenses incurred by Capital One Bank in connection with processing each application for an Account received, including, without limitation, back-end Credit Bureau Information, systems costs, personnel expenses and third party data entry costs.

              Pre-Cut-Off Products:  as defined in the Non-Card Products
Agreement.

              Principal Receivables: as defined in the 1990 Pooling and Servicing Agreement.

              Rapid Amortization Period: as defined in the 1990 Pooling and Servicing Agreement.

              Receivables:  as defined in the 1990 Pooling and Servicing
Agreement.

              Reimbursement Agreement: as defined in the 1990 Pooling and Servicing Agreement.

              Reissuance Costs: an amount to be agreed to by Signet/Virginia and Capital One Bank prior to any Mass Reissuance by Capital One Bank on Signet/Virgnia's behalf.

              Remedies Exception:  as defined in Section 7.01(b).

              Retained Accounts: in order of priority for inclusion in the Retained Portfolio; Special Accounts, Overdraft Protection Accounts, Bundled Accounts, Market Area Accounts, regardless of securitization status, pro rata across securitizations and on balance sheet as appropriate.

              Retained Portfolio: a portfolio of Accounts, Credit Lines, and Special Accounts chosen through the Selection Process, which prior to the Closing Date were housed in the BankCard Division and which will be retained by Signet/Virginia and will not be contributed to Capital One Bank as a part of the Capital One Bank Assets.

              Return on Equity: for any calendar quarter, an amount, expressed as a percentage, determined by dividing Equity for such quarter into an amount equal to 4 multiplied times the Net Profit for such quarter.

              Revenue: for any period, an amount equal to the sum of Finance Revenue, plus, Fee Revenue, each for such period.

              Reversals: with respect to any Account, an amount debited against the billed but unpaid portion of the Finance Revenue and/or Fee Revenue for such Account prior to taking any Charge-off against the principal amount of the Balance of such Account.

              Review Committee: the person or persons designated by Signet/Virginia to review the Review Information with respect to each Signet Solicitation as contemplated by Section 3.02.

              Review Information: the information designated by Signet/Virginia to be reviewed by its Review Committee.

              Review Process:  as defined in Section 3.02(b).

              Revolving Period: as defined in the 1990 Pooling and Serving Agreement.

              Rolling Average Balance: as of any date after the Closing Date, an amount equal to the sum of the Average Balances for, up to, the four calendar quarters immediately preceding such date, provided that the first such quarter shall be the first full calendar quarter after the Closing Date, divided by the number of such calendar quarters.

              Rolling Average Test Balance: as of any date after the Closing Date, an amount equal to the sum of the Average Test Account Balances for, up to, the four calendar quarters immediately preceding such date, provided that the first such quarter shall be the first full calendar quarter after the Closing Date, divided by the number of such calendar quarters.

              Selection Process: the selection of Retained Accounts, using the criteria and methodology agreed upon by Signet and Capital One, as provided herein.

              Separation Agreement:  as defined in the Preliminary
Statements.

              Servicer: the servicer under the 1990 Pooling and Servicing Agreement.

              Services: collectively, the Portfolio Services, the Account Management Services and the In-house Services.

              Servicing Fee: as defined in the 1990 Pooling and Servicing Agreement.

              Signet Names: as of the Closing Date, with respect to Bank Market Area, the names and addresses of (i) every credit card customer in the Signet/Virginia Portfolio, including any securitized credit card accounts and
(ii) every Signet Products customer and Pre-Cut-Off Products customer.

              Signet Products:  as defined in the Non-Card Products
Agreement.

              Signet Solicitation:  as defined in Section 3.01.

              Signet Solicitation Expenses: for any period, with respect to each Signet Solicitation, an amount equal to the sum of the Origination Expenses, Pre-Approved Application Expenses, and Account Set-Up Expenses incurred by Capital One Bank in connection with such Signet Solicitation and the Accounts generated therefrom.

              Signet Solicitation Information:  a defined in Section 3.03(a).

              Signet Test:  as defined in Section 4.02.

              Signet/Virginia Balances: the outstanding Balance of the Accounts and Credit Lines in the Signet/Virginia Portfolio, including any Credit Card Accounts which have been securitized.

              Signet/Virginia Data:  as defined in Section 10.03(b).

              Signet/Virginia Portfolio: collectively, the Retained Portfolio, the Origination Portfolio and the In-house Portfolio.

              Solicitation: as identified by a solicitation number assigned thereto by the BankCard Division or Capital One Bank, as the case may be, a mailing or telemarketing to a group of persons, which persons have been identified as potential customers with respect to MasterCard or Visa credit cards.

              Solicitation Committee: a committee consisting of up to 3 representatives from each of Signet/Virginia and Capital One Bank for the purpose of determining on at least a quarterly basis the level of Signet Solicitations to be made and to review other necessary information with respect to the Signet Solicitations.

              Solicitation Credit Committee: the committee designated by Signet/Virginia to review the Credit Information related to each Signet Solicitation.

              Special Accounts: Accounts on the BankCard Division's books that are selected to be retained by Signet/Virginia because of their particular characteristics, including Signet employee accounts, business card accounts, Signet corporate travel accounts, "private label" type accounts, and other on-balance sheet accounts identified on BankCard Division's production and/or MIS system as of Closing Date as part of the Retained Portfolio.

              Statement Fee: with respect to customer statement forms to be ordered by Capital One Bank on Signet/Virginia's behalf, an amount equal to the product of $2.70 multiplied by the Batch Amount with respect to such statement forms.

              Target Balance Level: the outstanding Balance of the Retained Portfolio as of the Closing Date; provided that in the event Signet/Virginia sells any Accounts in the Signet/Virginia Portfolio, whether through a Competitive Bid Sale or otherwise, to a party who is not an Affiliate of Signet (other than a securitization of such accounts) the Target Balance Level shall be reduced by an amount equal to the Balance of such Accounts at the time they are sold.

              Tax: as defined in the Tax Sharing Agreement between Signet and Capital One, a form of which is attached as Annex B to the Separation Agreement.

              Test Accounts: Accounts generated in connection with testing by Signet/Virginia pursuant to Section 4.02.

              Test Account Balances: the outstanding Balances of any Test Accounts.

              Tests: up to 50 mailings or telemarketing tests per year, each of which could generate up to approximately 500 Accounts per mailing or telemarketing.

              Third Party Claim:  as defined in Section 8.04.

              Total Draw Amount: as defined in the 1990 Pooling and Servicing Agreement.

              Transferor:  as defined in the 1990 Pooling and Servicing
Agreement.

              Transferor's Interest: as defined in the 1990 Pooling and Servicing Agreement.

              Visa:  Visa U.S.A., Inc., a Delaware corporation.

              Winning Bidder:  as defined in Section 11.03.

              Section 1.02. Exhibits, etc. References to an "Exhibit" or "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to "Section" or "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

              Section 1.03. References to Time. All references in this Agreement to times of day shall be to Eastern time.


                                   ARTICLE II

                               RETAINED PORTFOLIO

   2.
              Section 2.01. Agreements with Respect to the 1990 Trust. (a) After the Closing Date, Signet/Virginia will remain Transferor under the 1990 Pooling and Servicing Agreement and will comply with the terms thereof applicable to it as Transferor.

              (b) Between the Closing Date and the Distribution Date and as permitted by Section 8.06 of the 1990 Pooling and Servicing Agreement, Capital One Bank will act as subservicer of the 1990 Trust on the terms specified herein. In acting as subservicer of the 1990 Trust, Capital One Bank hereby agrees to conduct its duties in accordance with the Credit Card Guidelines and the 1990 Pooling and Servicing Agreement as if it were the Servicer thereunder. On each Pooling Distribution Date, Signet/Virginia will remit to Capital One Bank the Servicing Fee with respect to the preceding Due Period.

              (c) Effective upon the Distribution Date, Capital One Bank will acquire and assume all of Signet/Virginia's rights and obligations as Servicer under the 1990 Pooling and Servicing Agreement and will execute all instruments, documents or agreements necessary or appropriate for it to become Servicer thereunder.

              (d) By execution of this Agreement, Signet/Virginia does hereby transfer, assign, set over and otherwise convey to Capital One Bank, without recourse, a beneficial interest in, to and under the Capital One Receivables, whether now existing or hereafter created, all monies due or to become due thereon and all amounts received after the Closing Date with respect thereto and, all proceeds thereof, all as specified herein, and all rights, title and beneficial interest in, to and under the Interchange allocable to the Capital One Receivables as specified herein.

              (e) On each Pooling Distribution Date during the Controlled Amortization Period or the Rapid Amortization Period, as the case may be, (i) Capital One Bank shall pay to Signet/Virginia an amount (the "Monthly Principal Beneficial Interest") equal to the product of (x) in the case of the Controlled Amortization Period, the Controlled Distribution Amount with respect to such Pooling Distribution Date and, in the case of the Rapid Amor-tization Period, the Class A Monthly Principal and Class B Monthly Principal with respect to such Pooling Distribution Date, (y) a fraction (the "Monthly Allocation Fraction"), the numerator of which is the aggregate amount of Receivables in the 1990 Trust that are determined to be Capital One Receivables as of the end of the preceding Due Period and the denominator of which is the total amount of Receivables in the 1990 Trust as of the end of such Due Period and (z) a factor equal to a fraction the numerator of which is the aggregate amount of Receivables in the 1990 Trust that are determined to be Capital One Receivables as of the end of the preceding Due Period and the denominator of which is the total amount of Receivables in the 1990 Trust that are determined to be Capital One Receivables as of the end of the Revolving Period, and (ii) Signet/Virginia shall transfer, assign, and convey to Capital One Bank an undivided ownership interest in an amount of Receivables in the 1990 Trust equal to the Monthly Principal Beneficial Interest.

              (f) If at the termination of the 1990 Trust any Capital One Receivables have not been transferred to Capital One Bank by Signet/Virginia (the "Remaining Interest"), Capital One Bank shall pay to Signet/Virginia, on the tenth Business day following the end of the calendar month in which the 1990 Trust terminates, an amount equal to the outstanding balances of the Remaining Interest as of the date of the termination of the 1990 Trust and Signet/Virginia shall concurrently transfer, assign, and convey to Capital One Bank any Remaining Interest to Capital One Bank.

              (g) On each Pooling Determination Date during the Controlled Amortization Period or the Rapid Amortization Period, Signet/Virginia and Capital One Bank shall calculate the following amount (the "Monthly Income Amount"):

        (i) Collections of 1990 Trust Finance Charge Receivables (excluding Interchange and annual membership fees) allocated to Capital One Bank based on actual Collections of Finance Charge Receivables (excluding Interchange and annual membership fees) with respect to Capital One Receivables during the preceding Due Period; plus

       (ii) Collections of Interchange allocated to Capital One Bank with respect to the preceding Due Period based on the product of (x) a fraction the numerator of which is total purchases for the preceding Due Period with respect to Capital One Receivables and the denominator of which is total purchases with respect to all Receivables in the 1990 Trust during the preceding Due Period and (y) total Interchange with respect to all Receivables in the 1990 Trust with respect to the preceding Due Period; plus

      (iii) Collections of annual membership fees allocated to Capital One Bank with respect to the preceding Due Period based on the product of (x) the Monthly Allocation Fraction and (y) all amounts deemed to be Collections of annual membership fees with respect to the 1990 Trust with respect to the preceding Due Period; less

       (iv) Class A Monthly Interest and Class B Monthly Interest paid to Investor Certificateholders plus the amount of any Class A Monthly Interest and Class B Monthly Interest previously due but not distributed to Class A Certificateholders and Class B Certificateholders on a prior Distribution Date plus the amount of any Class A Additional Interest and Class B Additional Interest for such Pooling Distribution Date under the 1990 Pooling and Servicing Agreement allocated to Capital One Bank with respect to the preceding Due Period based on the product of (x) the Monthly Allocation Fraction and (y) all amounts deemed to be a Class A Monthly Interest and Class B Monthly Interest paid to Investor Certificateholders on such Pooling Distribution Date; less

        (v) The cost to fund on Signet/Virginia's balance sheet Capital One Bank's portion of the Transferor Interest of the 1990 Trust during the preceding Due Period determined by the product of (x) the Transferor's Interest (without giving effect to the transfer of any Monthly Principal Beneficial Interests therein to Capital One Bank) as of the end of the preceding Due Period and (y) the Monthly Allocation Fraction less the sum of all Monthly Principal Beneficial Interest amounts for all periods including the prior Due Period and (z) the average Federal Funds Rate plus 1.15% for the prior Due Period; less

       (vi) Charge-offs allocated to Capital One Bank based on actual charge-offs with respect to the preceding Due Period with respect to Capital One Receivables; less

      (vii) Miscellaneous Fees with respect to the preceding Due Period allocated based on the product of (i) the Monthly Allocation Fraction and
(ii) all amounts determined to be Miscellaneous Fees with respect to such Due Period, less

     (viii) Fraud losses and other Adjustments with respect to the preceding Due Period allocated to Capital One Bank based on actual fraud losses and other Adjustments with respect to Capital One Receivables during the preceding Due Period, less

       (ix) The Servicing Fee paid to the Servicer with respect to the preceding Due Period, less

        (x) The amount of reimbursement of any Total Draw Amount on the Letter of Credit during the preceding Due Period with respect to the Capital One Receivables based on the product of (i) the Monthly Allocation Fraction and (ii) the Total Draw Amount on the Letter of Credit for such Due Period.

              If the Monthly Income Amount is a positive number, Signet/Virginia shall pay on the Pooling Distribution Date such amount to Capital One Bank. If the Monthly Income Amount is a negative number, Capital One Bank shall pay on the Pooling Distribution Date such amount to Signet/Virginia.

              (h) On the Pooling Distribution Date on which the Invested Amount and all amounts due to the Letter of Credit Issuer as provided in the Reimbursement Agreement are paid in full, (i) Capital One Bank shall pay to Signet/Virginia an amount equal to the outstanding principal amount of Capital One Receivables remaining in the 1990 Trust (after giving effect to all transfers of Capital One Receivables by Signet/Virginia on prior Pooling Distribution Dates) and (ii) Signet/Virginia shall assign, transfer and deliver to Capital One Bank all its remaining right, title and beneficial interest in such Capital One Receivables. On such date, Signet/Virginia shall take all actions necessary to assign, transfer and deliver to Capital One Bank all of Signet/Virginia's right, title and beneficial interest in all Accounts in the 1990 Trust then in existence that relate to Capital One Receivables.

              (i) It is the intent of the parties that the transactions contemplated by subsections (d), (e), (f) and (g) hereof (the Transactions") are to be treated as a true sale of the Capital One Receivables and the parties agree to account for the Transactions as such.

              (j) It is the intent of the parties that, for Federal, state and local income and franchise tax purposes with respect to the Transactions, the Investor Certificates will represent indebtedness of Signet/Virginia or Capital One Bank, as the case may be, secured by their respective allocations of Receivables in the 1990 Trust. In furtherance of the foregoing, the parties, by entering into this Agreement, agree to treat their respective allocations of such Receivables in which Investor Certificateholders have a beneficial interest as indebtedness for Federal, state or local income and franchise tax purposes.

              (k) Signet/Virginia agrees to solicit the necessary consents of the 1990 Trust's Investor Certificateholders, Letter of Credit Issuer and rating agencies to the transactions contemplated by this Section 2.01 as soon as practicable after the Closing Date. The parties hereto agree not to give effect to the transaction specified in subsection (e) of this Section 2.01 until such consents are obtained. On the first Pooling Distribution Date after obtaining such consents, the parties shall give effect to the Transactions and shall settle all such transactions that would have occurred on prior Pooling Distribution Dates if such transactions had been given effect on the November 1994 Pooling Distribution Date.

              (l) Signet/Virginia will retain ownership of the reimbursement account with respect to the Letter of Credit as of the Closing Date. At the termination of the 1990 Trust, Signet/Virginia will be entitled to retain all amounts remaining in the reimbursement account.

              (m) Signet/Virginia will be entitled to receive all interest earned on amounts in the Collection Account and the reimbursement account.

              (n) Solicitation expenses with regard to the solicitation of necessary consents from Investor Certificateholders, including without limitation any fee or other payment to Investor Certificateholders in connection with obtaining such consents, proxy solicitor fees, filing fees payable to the Securities and Exchange Commission or any state securities commission, legal fees and any other miscellaneous costs, will be allocated to Capital One Bank based on its Monthly Allocation Fraction determined as of the Closing Date.

              (o) Signet/Virginia and Capital One Bank agree to cooperate in good faith, maintain appropriate records and make available to each other such information as may be necessary to make all of the allocations and determinations contemplated in this Section 2.01.


                                  ARTICLE III

                 ORIGINATION OF ACCOUNTS AFTER THE CLOSING DATE
   3.

              Section 3.01. Solicitation of Accounts. Subject to Sections 3.02, 3.03, 10.04 and 11.09(b), after the Closing Date, Capital One Bank shall make Solicitations of Accounts in the Bank Market Area in the name of, and on behalf of, Signet/Virginia (each, a "Signet Solicitation"). The parties to be solicited and the product to be offered in connection with each Signet Solicitation shall be determined by Capital One Bank in accordance with Capital One Bank's Core Strategy. Capital One Bank shall use the same methodology and determining factors in selecting such parties as used by it for Solicitations of Accounts in the name of and on behalf of Capital One Bank. To the extent necessary to perform Signet Solicitations and so long as, and to the extent, permitted by applicable laws and regulations, Capital One Bank may request from any credit bureau, in Signet/Virginia's name, Credit Bureau Information with respect to any party who may be solicited in a Signet Solicitation.

              Section 3.02. Credit Approval of Signet Solicitations. (a) Prior to the commencement of each Signet Solicitation, Capital One Bank shall provide the Solicitation Credit Committee with Credit Information for such Signet Solicitation in order for the Solicitation Committee to approve (the "Credit Approval") or disapprove such Signet Solicitation. Within 10 Business Days of receipt of such information, Signet/Virginia shall notify Capital One Bank in writing whether the criteria for a Credit Approval has been met. Upon receipt of such notice Capital One Bank may commence the related Signet Solicitation. Capital One Bank shall not commence any Signet Solicitation for which it has not received a written notice from Signet/Virginia that such Solicitation meets the criteria for a Credit Approval.

              (b) With respect to each Signet Solicitation, within 90 days after such Solicitation is commenced, Capital One shall provide the Review Committee access to any Review Information necessary, with respect to a random sample of the Origination Accounts generated from such Solicitation, for the Review Committee to confirm that such Accounts conform to the Credit Information provided by Capital One to the Solicitation Credit Committee with respect of such Solicitation (the "Review Process").

              (c) Signet/Virginia shall keep all Credit Information received with respect to any Credit Approval and any Review Information received in separate files and, except as provided for in Section 10.03, shall not disclose such information to any person or to any department or area within Signet/Virginia other than those involved in the Credit Approval or Review Process.

              Section 3.03. Review of Signet Solicitation Material. (a) At least 5 Business Days prior to each Signet Solicitation, Capital One Bank shall submit to Signet/Virginia all material to be included in the Solicitation; provided, however, that, except as may be required pursuant to
Section 3.02, Signet/Virginia shall have no right to receive any modeling or proprietary information with respect to how the products to be offered in any Signet Solicitation, and the parties to whom such Solicitation will be sent, are determined, including without limitation, information with respect to name selection and product selection algorithms, applications, application information, decisioning models and credit limit assignment models ("Signet Solicitation Information"). Within 2 Business Days after receipt by Signet/Virginia of such material, if Signet/Virginia has not notified Capital One Bank, as set forth below, of any disapproval of such material, Capital One Bank may mail such Solicitation material and Signet/Virginia shall have no further rights to modify such material. If Signet/Virginia disapproves any material provided to it which is to be included in any Signet Solicitation, Signet/Virginia shall notify Capital One Bank of its disapproval of such material and indicate any such material, including without limitation, any wording or marks in such material, which Signet/Virginia does not approve, and such material shall be corrected or changed as directed by Signet/Virginia prior to being included in such Solicitation; provided, however, that no changes shall be made to the legal, regulatory, or other material provisions so long as such provisions are in compliance with applicable laws and regulations.

              (b) In the event there is a dispute between Signet/Virginia and Capital One Bank with respect to any Solicitation material, the Signet Solicitation material shall not be mailed; provided, however, nothing in this
Section 3.03 shall prevent Capital One Bank from mailing a Concurrent Solicitation which includes material which Signet/Virginia disapproved; and provided further that in the event of such a dispute Capital One Bank may make a solicitation in Capital One Bank's name to the parties that were to be solicited on Signet/Virginia's behalf.

              Section 3.04. Level of Signet Solicitations. Capital One Bank shall use its best efforts to generate new Origination Accounts and related Origination Balances in order to maintain the Rolling Average Balance of the Signet/Virginia Portfolio plus the Rolling Average Test Account Balances at a level at least equal to the Target Balance Level. Within 10 days after the beginning of each calendar quarter, beginning with the first full calendar quarter after the Closing Date, the Solicitation Committee shall meet and determine the timing and level of the Signet Solicitations to be commenced during the last two months of such calendar quarter and the first month of the next calendar quarter in order to so maintain the Rolling Average Balance of the Signet/Virginia Portfolio plus the Rolling Average Test Account Balances.

              Section 3.05. Signet Solicitation Expenses. Capital One Bank shall deliver to Signet/Virginia within 30 days after the end of each calendar quarter an invoice setting forth an itemized list of Signet Solicitation Expenses incurred by Capital One Bank during such calendar quarter, whether such expenses were incurred in respect of a Signet Solicitation commenced during such quarter or a prior quarter. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank an amount equal to one-half of the Signet Solicitation Expenses set forth therein.

              Section 3.06. Signet Revenue Sharing. So long as any Origination Accounts are owned by Signet/Virginia, Capital One Bank shall deliver to Signet/Virginia, within 30 days after the end of each calendar quarter, an invoice setting forth the amount, and calculation, using the Funding Costs provided by Signet/Virginia, of Excess Profits for the preceding calendar quarter with respect to the Origination Accounts so owned. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank an amount equal to 50% of the Excess Profits set forth therein.

              Section 3.07. Funding. Signet/Virginia may provide funding with respect to the Signet/Virginia Portfolio in any manner it so determines without consultation with Capital One Bank; provided, however, that for the purposes of calculating Net Profit with respect to the Origination Portfolio, the amount used in respect of funding shall be the Funding Costs as agreed to by Signet/Virginia and Capital One Bank with respect to each Signet
Solicitation.

              Section 3.08. Concurrent Solicitations. Subject to Section 10.04, Capital One Bank may make Solicitations in the name of and on behalf of Capital One Bank at the same time or during the same period as Capital One Bank is making a Signet Solicitation and may develop any such Solicitation from the same Credit Bureau Information as used for a Signet Solicitation (a "Concurrent Solicitation"). With respect to any Concurrent Solicitation, Capital One Bank shall, in determining which parties are to be solicited in the name of and on behalf of Signet/Virginia and which parties are to be solicited in the name of and on behalf of Capital One Bank, use random selection to ensure that Signet/Virginia receives a representative sample of such parties.


                                   ARTICLE IV

                   MARKETING RESTRICTIONS IN BANK MARKET AREA
   4.

              Section 4.01. Marketing Restrictions. Prior to September 30, 1996, Signet/Virginia shall not, and Signet shall not permit its other Affiliates (other than Capital One or any subsidiary of Capital One) to, commence Solicitations for Accounts in the Bank Market Area; provided, however, that nothing in this Section 4.01 shall prohibit Signet/Virginia or any of its Affiliates from making In-house Solicitations, and; provided further that if Signet/Virginia, as provided for in Section 11.09(b), or Capital One Bank, as provided in Section 4.03, terminates the provisions of
Article III, the restrictions set forth in the first part of this sentence shall terminate and shall be of no further force or effect.

              Section 4.02. Signet/Virginia Testing. Notwithstanding anything to the contrary in this Agreement, Signet/Virginia, or any Signet Affiliate, may perform Tests with respect to solicitation of credit cards at any time in the Bank Market Area (each, a "Signet Test"); provided, however, that any such Tests shall be performed solely by Signet/Virginia or such Affiliate without any reliance on, or assistance from, Capital One or Capital One Bank; provided further that in the event any Accounts are generated from any Signet Test and Signet/Virginia requests Capital One Bank to provide Services with respect to such Accounts pursuant to this Agreement, Capital One Bank shall provide such Services so long as the terms and criteria for servicing such Accounts are reasonably compatible with Capital One Bank's then existing systems.

              Section 4.03. Early Termination of Signet Solicitations by Capital One Bank. So long as the restrictions set forth in Section 4.01 are in effect, notwithstanding anything to the contrary in this Agreement, if Capital One Bank in its good faith judgment determines that Signet/Virginia is in violation of the provisions of Section 4.01, Capital One Bank shall so notify Signet/Virginia in writing of such determination. If Signet/Virginia disputes such determination, Signet/Virginia shall promptly notify Capital One Bank of such dispute and refer such dispute to the Dispute Resolution Committee. If Signet/Virginia does not notify Capital One Bank that it disputes Capital One Bank's determination that Signet/Virginia is in violation of the provisions of Section 4.01, Capital One Bank's obligation to conduct Signet Solicitations pursuant to Article III shall automatically terminate; provided, however, any such termination shall not relieve Capital One or Capital One Bank of their respective obligations under the other provisions of this Agreement.


                                   ARTICLE V

                             IN-HOUSE SOLICITATIONS
   5.

              Section 5.01. Application Processing and Account Set-Up. (a) Subject to 5.01(c), Capital One Bank shall process each In-house Application delivered by Signet/Virginia to Capital One Bank to determine whether the party submitting such application to Signet/Virginia qualifies to be issued a credit card. Capital One Bank shall perform such processing in the same manner and using the same criteria and care as used by Capital One Bank in determining whether a credit card should be issued to any party submitting an application to Capital One Bank. Capital One Bank shall deliver the results of any such processing to Signet/Virginia in a timely manner in order for Signet/Virginia to comply with any applicable Federal or state laws and regulations with respect to responding to any applicant for credit. To the extent necessary to perform In-house Solicitation and so long as, and to the extent, permitted by applicable laws and regulations, Capital One Bank may request from any credit bureau, in Signet/Virginia's name, Credit Bureau Information with respect to any party who has been solicited in a In-house Solicitation.

              (b) Subject to 5.01(c), if so requested by Signet/Virginia, Capital One Bank shall process and set-up any account generated through an In-house Solicitation which Signet/Virginia has determined to establish as an Account. Capital One Bank shall perform such processing in the same manner and using the same criteria and care as used by Capital One Bank in processing and setting-up credit card accounts for customers of Capital One Bank.

              (c) If the layout or terms of any In-house Application or Account to be processed pursuant to Section 5.01(a) or 5.01(b) are not reasonably compatible with Capital One Bank's then existing systems and processing capabilities, Capital One Bank shall have no obligation to provide the services called for in Section 5.01(a) or 5.01(b), as the case may be.


              Section 5.02. In-house Expenses. Capital One Bank shall deliver to Signet/Virginia within 30 days after the end of each calendar quarter an invoice setting forth an itemized list of the In-house Expenses incurred by Capital One Bank during such quarter, Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank the amount of the In-house Expenses set forth therein.


                                   ARTICLE VI

           SERVICING AND MANAGEMENT OF THE SIGNET/VIRGINIA PORTFOLIO
 6.

              Section 6.01. Servicing of the Signet/Virginia Portfolio; Subservicing Securitized Accounts. (a) Capital One Bank shall provide services with respect to the Signet/Virginia Portfolio, including the Credit Card Accounts securitized pursuant to the 1990 Pooling and Servicing Agreement, which services shall include, without limitation, customer service support, collections, statement rendering, routine card reissuance, payment processing and systems, operations and accounting support (the "Portfolio Services"), and Account Management Services, each as set forth in Annex A of this Agreement. Capital One Bank shall provide Account Management Services with respect to the Signet/Virginia Portfolio to the same extent that such services are being provided with respect to Capital One Bank's credit card portfolio; provided, however, that any actions taken in respect of the Signet/Virginia Portfolio with respect to the credit characteristics of any Credit Card Accounts or Credit Lines, including without limitation, changing the interest rate charged, increasing the amount of available credit, reducing or eliminating the fees charged or renewing the term of any Account or Credit Line, shall only be taken in compliance with Signet/Virginia's Account Management Criteria, in effect at such time and previously provided to Capital One Bank by Signet/Virginia. To the extent necessary to provide the Services and so long as, and to the extent, permitted by applicable laws and regulations, Capital One Bank may request from and report to any credit bureau, in Signet/Virginia's name, information with respect to the Signet/Virginia Portfolio.

              (b) In the event Signet/Virginia determines to securitize additional Credit Card Accounts, Capital One Bank shall act, if so requested by Signet/Virginia, as the servicer or a subservicer and, in accordance with the terms of this Agreement, assume the obligations of the servicer under the related pooling and servicing agreement, with respect to any such Accounts.

              Section 6.02. Capital One Servicing Fee; Other Charges. (a) Capital One Bank shall deliver to Signet/Virginia within 30 days after the end of each calendar quarter an invoice setting forth the amount of the Capital One Servicing Fee for each month during such quarter, the calculation of such amount for each such month, and the aggregate of such Capital One Servicing Fees for such quarter. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank the aggregate amount of Capital One Servicing Fees set forth therein.

              (b) Within 30 days after the end of each calendar quarter Capital One Bank shall deliver to Signet/Virginia an invoice setting forth the Assessment Amount paid by Capital One Bank to MasterCard and Visa respectively, during such quarter. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank the Assessment Amount set forth therein.

              (c) In the event that Signet/Virginia requests Capital One Bank to make a Mass Reissuance of credit cards on Signet/Virginia's behalf, Capital One Bank shall deliver to Signet/Virginia within 30 days after the end of the calendar quarter in which such Mass Reissuance has been completed an invoice setting forth a detailed list of the Reissuance Costs incurred by Capital One Bank during such quarter. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank the amount of the Reissuance Costs set forth therein.

              (d) Capital One Bank shall from time to time deliver to Signet/Virginia an invoice setting forth the Association Fees charged by MasterCard and Visa with respect to the Signet/Virginia Portfolio. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank the Association Fees set forth therein.

              (e) Capital One Bank shall, upon ordering statement forms to be used in connection with Services provided with respect to the Signet/Virginia Portfolio, deliver to Signet/Virginia an invoice setting forth the Statement Fee related to such order. Signet/Virginia shall, within 30 days after receipt of any such invoice, pay to Capital One Bank the Statement Fee set forth therein.

              Section 6.03. Ownership of the Signet/Virginia Portfolio; Identification of the Signet/Virginia Portfolio. All Accounts and Credit Lines related to the Signet/Virginia Portfolio and all related Balances shall be owned solely by, or if any such Accounts have been securitized, for the benefit of, Signet/Virginia. Capital One Bank shall mark all of its files, whether computer or otherwise, related to the Signet/Virginia Portfolio to indicate that such Accounts, Credit Lines and Balances are owned by Signet/Virginia.

              6.04. Signet/Virginia Information. Signet/Virginia shall own all Account performance data with respect to the Signet/Virginia Portfolio, including, without limitation, information with respect to the name and address of the customer, customer credit information, payments received, pricing, purchase and cash advance behavior, delinquency, charge-offs and outstandings ("Performance Data") and Capital One Bank shall provide Signet/Virginia such data, within 15 days after the end of each month, on a computer tape, in a format reasonably compatible with Signet/Virginia's systems. With respect to any In-house Solicitations, in addition to the Performance Data, Signet/Virginia shall own all information developed by Signet/Virginia on or after the Closing Date with respect to how the products to be offered in any In-house Solicitation, and the parties to whom such Solicitation are to be made, are determined, including without limitation, information with respect to name selection and product selection algorithms, applications, application information, decisioning models and credit limit assignment models ("In-house Solicitation Information").


                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES
   7.

              Section 7.01.  Representations and Warranties of
Signet/Virginia. Signet/Virginia represents and warrants to Capital One and Capital One Bank as follows:

              (a) Signet/Virginia has been duly organized, and is validly existing as a bank and in good standing under the laws of Virginia, and has all requisite corporate power and authority to own, lease or otherwise hold its assets and carry on its business as it is now being conducted.

              (b) Signet/Virginia has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Signet/Virginia. This Agreement has been duly executed and delivered by Signet/Virginia and, assuming due execution and delivery by Capital One and Capital One Bank, constitutes the legal, valid and binding obligation of Signet/Virginia, enforceable against Signet/Virginia in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing, regardless of whether enforcement is sought in a proceeding in equity or at law (the foregoing "subject to" clause is hereinafter referred to as the "Remedies Exception").

              Section 7.02. Representations and Warranties of Signet. Signet represents and warrants to Capital One and Capital One Bank as follows:

              (a) Signet has been duly organized, and is validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to own, lease or otherwise hold its assets and carry on its business as it is now being conducted.

              (b) Signet has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Signet. This Agreement has been duly executed and delivered by Signet and, assuming due execution and delivery by Capital One and Capital One Bank, constitutes the legal, valid and binding obligation of Signet, enforceable against Signet in accordance with its terms, subject to the Remedies Exception.

              Section 7.03. Representations and Warranties of Capital One Bank. Capital One Bank hereby represents and warrants to Signet and Signet/Virginia as follows:

              (a) Capital One Bank has been duly organized, and is validly existing as a bank and in good standing under the laws of Virginia, and has all requisite corporate power and authority to own, lease or otherwise hold its assets and carry on its business as it is now being conducted.

              (b) Capital One Bank has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Capital One Bank. This Agreement has been duly executed and delivered by Capital One Bank and, assuming due execution and delivery by Signet and Signet/Virginia, constitutes the legal, valid and binding obligation of Capital One Bank, enforceable against Capital One Bank in accordance with its terms, subject to the Remedies Exception.

              Section 7.04. Representations and Warranties of Capital One. Capital One hereby represents and warrants to Signet and Signet/Virginia as follows:

              (a) Capital One has been duly organized, and is validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease or otherwise hold its assets and carry on its business as it is now being conducted.

              (b) Capital One has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Capital One. This Agreement has been duly executed and delivered by Capital One and, assuming due execution and delivery by Signet and Signet/Virginia, constitutes the legal, valid and binding obligation of Capital One, enforceable against Capital One in accordance with its terms, subject to the Remedies Exception.


                                  ARTICLE VIII

                   INDEMNIFICATION; LIMITATIONS ON LIABILITY
   8.

              Section 8.01. Indemnity of Capital One and Capital One Bank. Signet and Signet/Virginia shall indemnify, defend and hold harmless Capital One and Capital One Bank, each Affiliate thereof and each of their respective directors, officers and employees and each of their heirs, executors, successors and assigns of any of the foregoing (the "Capital One Indemnitees") from and against any and all costs and expenses, Losses, damages, claims and Liabilities (including reasonable attorneys' fees, disbursements and expenses of litigation), incurred by or asserted against an Capital One Indemnitee (other than in connection with any action brought by Signet or Signet/Virginia or any Signet Affiliate against an Capital One Indemnitee) in connection with (i) the performance of Services under this Agreement or otherwise in its capacity as agent of Signet or Signet/Virginia hereunder, unless caused by the willful misconduct or negligence or bad faith of Capital One or Capital One Bank, as the case may be, or (ii) subject to
Section 8.08, any act or omission by Signet or Signet/Virginia in connection with this Agreement which is not within the scope of authority conferred by this Agreement or is in violation of any provision of this Agreement or any applicable laws and regulations.

              Section 8.02.  Indemnity of Signet and Signet/Virginia.
Capital One and Capital One Bank shall indemnify, defend and hold harmless Signet and Signet/Virginia, each Affiliate thereof and each of their respective directors, officers and employees and each of their heirs, executors, successors and assigns of any of the foregoing (the "Signet Indemnitees", and together with the Capital One Indemnitees, the "Indemnitees") from and against any and all costs and expenses, losses, damages, claims and Liabilities (including reasonable attorneys' fees, disbursements and expenses of litigation), incurred by or asserted against a Signet Indemnitee (other than in connection with any action brought by Capital One or Capital One Bank or any Capital One Affiliate against a Signet Indemnitee) in connection with, subject to Section 8.08, any act or omission by Capital One or Capital One Bank in connection with this Agreement which is not within the scope of authority conferred by this Agreement or is in violation of any provision of this Agreement or any applicable laws and regulations.

              Section 8.03.         Limitations on Indemnification
Obligations. (a) The amount which any party (an "Indemnifying Party") is or may be required to pay to an Indemnitee pursuant to Section 8.01 or
Section 8.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

              (b) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred an Indemnifiable Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an indemnifiable Loss, such Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of such Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify such Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 8.03(b) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of Signet or Signet/Virginia, on the one hand, and Capital One or Capital One Bank, on the other hand, shall make appropriate payments to the other, including the payment of interest thereon at the federal statutory rate then in effect, to reflect such adjustments.

              Section 8.04. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement (or any Affiliate of either party) of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 8.01 or 8.02 such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 8.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail.

              (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 8.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article VIII for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants with respect to any such Third Party Claim include both an Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if an Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 8.04(b), such Indemnitee may defend or (subject to the remainder of this Section 8.04(b)) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or to the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.

              (c) If the Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims, subject to the establishment of appropriate confidentiality arrangements which are reasonably satisfactory to Signet and Signet/Virginia, on the one hand, and Capital One and Capital One Bank, on the other hand.

              (d) Notwithstanding anything else in this Article VIII to the contrary, if the Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

              (e) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

              (f)  In addition to any adjustments required pursuant to
Section 8.03, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

              (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

              Section 8.05. Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

              Section 8.06. Survival of Indemnitees. The obligations of each of Signet and Signet/Virginia, on the one hand, and Capital One and Capital One Bank, on the other hand, to the parties to this Agreement or any Indemnitee under this Article VIII shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Loss of the other related to such assets, businesses or Liabilities.

              Section 8.07. Reliance on Advice of Counsel, Instructions, etc. (a) Notwithstanding any provision of this Agreement to the contrary, neither Capital One nor Capital One Bank shall be liable for any action it takes or omits to take in good faith (i) in reliance on advice of legal counsel to Signet or Signet/Virginia, (ii) upon and in conformity with the instructions of Signet or Signet/Virginia or (iii) in accordance with the instructions, rulings or orders of any state or any other governmental authority.

              (b) Notwithstanding any provision of this Agreement to the contrary, neither Signet nor Signet/Virginia shall be liable for any action it takes or omits to take in good faith (i) in reliance on advice of legal counsel to Capital One or Capital One Bank, (ii) upon and in conformity with the instructions of Capital One or Capital One Bank or (iii) in accordance with the instructions, rulings or orders of any state or any governmental authority.

              Section 8.08. Liability for Nonperformance. (a) Capital One and Capital One Bank shall not have any liability to Signet or Signet/Virginia for any act or omission within the scope of authority conferred by this Agreement which is based on a good-faith belief that such act or omission is consistent with Capital One's or Capital One Bank's, as the case may be, obligation hereunder or for failure to perform its obligations hereunder unless such failure arises out of, directly or indirectly, the willful misconduct or negligence or bad faith on the part of Capital One or Capital One Bank, as the case may be. Neither Capital One nor Capital One Bank shall be required to perform any Services (or any part of any Services) to the extent that performance of such Services (or such part of such Services) would violate any law, rule or regulation.

              (b) Signet and Signet/Virginia shall not have any liability to Capital One or Capital One Bank for any act or omission within the scope of authority conferred by this Agreement which is based on a good-faith belief that such act or omission is consistent with Signet or Signet/Virginia's, as the case may be, obligation hereunder or for failure to perform its obligations hereunder unless such failure arises out of, directly or indirectly, the willful misconduct or negligence or bad faith on the part of Signet or Signet/Virginia, as the case may be. Neither Signet nor Signet/Virginia shall be required to perform any Services (or any part of any Services) to the extent that performance of such Services (or such part of such Services) would violate any law, rule or regulation.


                                   ARTICLE IX

                                   COVENANTS
   9.
              Section 9.01. Maintenance of Capital One Bank's Existence. Capital One Bank shall keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business, or employ agents qualified to do business, in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and to perform its respective duties under this Agreement. Capital One Bank shall continue to employ persons having sufficient skill and experience, and shall maintain a sufficient scale and scope of operations generally, as are necessary to perform its obligations under this Agreement. Any person into which Capital One Bank may be merged or consolidated, or any corporation resulting from any merger or consolidation to which Capital One Bank shall be a party, or any person succeeding to the business of Capital One Bank, shall be the successor of Capital One Bank hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

              Section 9.02. Maintenance of Capital One's Existence. Capital One shall keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business, or employ agents qualified to do business, in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and to perform its respective duties under this Agreement. Capital One shall continue to employ persons having sufficient skill and experience, and shall maintain a sufficient scale and scope of operations generally, as are necessary to perform its obligations under this Agreement. Any person into which Capital One may be merged or consolidated, or any corporation resulting from any merger or consolidation to which Capital One shall be a party, or any person succeeding to the business of Capital One, shall be the successor of Capital One hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

              Section 9.03. Standard of Care. Capital One Bank shall perform its obligations and provide Services hereunder in accordance with (i) the past written policies and procedures of the BankCard Division, except to the extent that a more exacting standard is used or observed by Capital One Bank with respect to its own credit card portfolio, in which case such standard will be used with respect to Capital One Bank's obligations and Services to be provided hereunder and (ii) the rules and regulations of MasterCard or Visa, as the case may be.

              Section 9.04. Compliance with Laws and Regulations. Capital One Bank shall perform its obligations and provide Services hereunder in accordance with the requirements of safe and sound banking practices and shall comply in all material respects with all applicable law and regulations.

              Section 9.05. Covenants of Signet/Virginia. Signet/Virginia covenants and agrees to send all notices and other communications received with regard to the Signet/Virginia Portfolio to Capital One Bank. This covenant shall terminate and shall have no further effect in the event that Capital One Bank is replaced as servicing agent hereunder.

                                   ARTICLE X

             ACCESS TO INFORMATION; CONFIDENTIALITY; CUSTOMER NAMES
   10.

              Section 10.01. Access to Information. From and after the date hereof, each party hereto shall afford to any other party and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) during normal business hours to all records, books, contracts, instruments, computer data and other data and information within its possession, but excluding all proprietary information and customer lists and related information, insofar as such access is reasonably required in connection with the transactions contemplated by this Agreement. Information may be requested under this Section 10.01 for, without limitation, audit, accounting, claims, regulatory, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

              Section 10.02. Production of Witnesses. Each of parties hereto and their respective Affiliates shall use reasonable efforts to make available to any other party and its Affiliates, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required (giving consideration to business demands of such directors, officers, employees, and agents) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

              Section 10.03. Confidentiality; Use of Information. (a) From and after the execution of this Agreement, the parties hereto shall keep confidential, and shall use reasonable efforts to cause their respective officers, directors, employees and agents to keep confidential, any and all information obtained from the other party concerning the assets, properties and business of the other party, and shall not use such information for any purpose other than those contemplated by this Agreement; provided, however, that neither party shall be subject to the obligations set forth in the preceding clause with respect to any such information provided to it by the other party which either is (i) in the public domain through no fault of such party or (ii) lawfully acquired from other sources by such party which sources are not themselves bound by a confidentiality obligation; and each party shall not release or disclose such information to any other person, except its regulators, auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law. The terms of this Section 10.03 shall survive the termination of this Agreement.

              (b) Capital One Bank shall own and have sole use of any Signet Solicitation Information. Signet/Virginia shall own and have sole use of all Performance Data and In-house Solicitation Information (collectively, the "Signet/Virginia Data"). No party hereto nor any of their respective Affiliates shall use for their own purposes any information or data related to any Account which is not owned by them.

              Section 10.04. Customer Names. (a) Within 10 days after the Closing Date, Signet/Virginia shall provide the Signet Names and Capital One Bank shall supply the Capital One Names to an independent third-party data processor mutually agreed upon by Signet and Capital One (the "Name Processor") with whom Signet/Virginia and Capital One Bank shall have entered into an agreement pursuant to which the Name Processor will (i) promptly compare each of the Capital One Names and the Signet Names and eliminate from each the names which appear in both the Capital One Names and the Signet Names (the "Common Names") and produce (A) a list of Capital One Names minus the Common Names (the "Adjusted Capital One Names") and (B) a list of Signet Names minus the Common Names (the "Adjusted Signet Names") and (ii) as requested, process potential customer names ("Potential Customer Names") of each of Signet/Virginia and Capital One Bank and, remove the Adjusted Signet Names, in the case of Capital One Potential Customer Names, or Adjusted Capital One Names, in the case of Signet/Virginia Potential Customer Names, from any such list of Potential Customer Names (the "Name Removal Process").

              (b) From the Closing Date to and including September 30, 1996, prior to commencement of any Signet Test and, in the event Capital One Bank's obligation to perform Signet Solicitations is terminated, any Solicitation by Signet/Virginia for credit card customers, Signet/Virginia shall (i) deliver to the Name Processor a tape containing all the Signet/Virginia Potential Customer Names to be solicited in such Signet Test or Solicitation in order for the Name Removal Process to be performed on such Potential Customer Names and (ii) only include in any Signet Test or such Solicitation the Potential Customer Names remaining after the Name Removal Process has been completed. Signet/Virginia shall pay all expenses associated with any Name Removal
Process performed pursuant to this Section 10.04(b).

              (c) From the Closing Date to and including September 30, 1996, prior to the commencement of any Concurrent Solicitation or other credit card Solicitation by Capital One Bank on Capital One Bank's behalf, Capital One Bank shall (i) deliver to the Name Processor a tape containing all Capital One Potential Customer Names to be Solicited in such Concurrent or other Solicitation in order for the Name Removal Process to be performed on such Potential Customer Names and (ii) only include in any Concurrent or other Solicitation the Potential Customer Names remaining after the Name Removal Process has been completed. Capital One Bank shall pay all expenses associated with any Name Removal Process performed pursuant to this Section 10.04(c).

              (d) From the Closing Date to and including September 30, 1996, prior to the commencement of any Signet Solicitation, Capital One Bank shall (i) deliver to the Name Processor a tape containing all Signet/Virginia Potential Customer Names to be solicited in such Signet Solicitation in order for the Name Removal Process to be performed on such Potential Customer Names and (ii) only include in any Signet Solicitation the Potential Customer Names remaining after the Name Removal Process has been completed. Signet/Virgnia shall pay all expenses associated with any Name Removal Process performed pursuant to this Section 10.04(d).


                                   ARTICLE XI

                                 MISCELLANEOUS
   11.

              Section 11.01.  Complete Agreement; Construction.  This
Agreement, including any annexes, schedules and exhibits hereto, and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

              Section 11.02. No Exclusive Commitment by Capital One and Capital One Bank. Capital One and Capital One Bank shall have no obligation to perform any services as the agent of Signet or Signet/Virginia other than those Services provided for in this Agreement unless mutually agreed by the parties hereto. Capital One, Capital One Bank and any Capital One Affiliate may engage in any other business activities as it may in its sole discretion determine during the term of this Agreement, notwithstanding that such activities may be similar to and competitive with the activities of Signet, Signet/Virginia and Signet's Affiliates, provided that no such activity causes a breach of Capital One's or Capital One Bank's obligations under this Agreement or the Separation Agreement.

              Section 11.03.  Sale or Assignment of Origination Accounts.
(a) Signet/Virginia may only sell the Origination Accounts (in whole or in part) through a competitive bidding process in which Capital One Bank is permitted to be a bidder ("Competitive Bid Sale"); provided, however, that any such sale shall be conditioned on the Winning Bidder, if other than Capital One Bank, (the "Winning Bidder") providing a servicing arrangement with respect to such Origination Accounts to replace the arrangement set forth herein and; provided further that nothing in this Section 11.03 shall prevent Signet/Virginia from securitizing Credit Card Accounts.

              (b) In the event that Capital One Bank is not the Winning Bidder in any Competitive Bid Sale, upon receipt of payment from the Winning Bidder, Signet/Virginia shall promptly pay to Capital One Bank 50% of the amount received in payment for such Competitive Bid Sale in excess over an amount equal to the sum of the aggregate Balance as of the date of sale of the Origination Accounts so sold plus any reasonable costs incurred by Signet/Virginia in connection with such Competitive Bid Sale.

              (c) In connection with any Competitive Bid Sale, Capital One Bank shall promptly provide information to any party which is bidding in such Competitive Bid Sale which is reasonably necessary to permit such party to evaluate the Origination Accounts being sold; provided, however, that Capital One Bank shall not be required to provide any proprietary information in connection with any Competitive Bid Sale.

              Section 11.04. Replacement of Capital One Bank. (a) In the event of a material breach of Capital One Bank's servicing obligations hereunder which is not cured within 90 days of Capital One Bank's receipt of written notice specifying such breach, Signet/Virginia shall have the right to replace Capital One Bank as its servicing agent.

              (b) Replacement of Capital One Bank as servicer pursuant to this Section 11.04 shall be effective only upon written notice by Signet/Virginia to Capital One Bank.

              (c) Replacement of Capital One Bank as servicer pursuant to this Section 11.04 with respect to the Services to be provided pursuant to this Agreement shall not relieve Capital One Bank with respect to any of its other obligations hereunder, including, without limitation, its obligation to conduct Signet Solicitations.

              (d) Replacement of Capital One Bank a servicer pursuant to this Section 11.04 with respect to the Services to be provided pursuant to this Agreement shall not relieve Signet/Virginia with respect to any of its obligations hereunder, including without limitation, its obligations under Sections 3.06 and 11.03 with respect to revenue sharing and the sale of Origination Accounts.

              (e) All other rights of Signet, Signet/Virginia, Capital One and Capital One Bank under law shall be preserved notwithstanding any substitution of services pursuant to paragraph 11.04(a) above.

              Section 11.05. Dispute Resolution. Capital One and Capital One Bank, on the one hand, and Signet and Signet/Virginia, on the other hand, shall each appoint two members of their managerial staff to serve on a joint management committee (the "Dispute Resolution Committee"). The Dispute Resolution Committee shall meet at either Capital One Bank's or Signet/Virginia's offices, whichever is more appropriate in light of the issue to be discussed, at such time as either party may demand in writing, for the purpose of resolving any dispute arising under this Agreement. No dispute under this Agreement shall be the subject of arbitration or other formal proceeding between the parties hereto before being considered by the Dispute Resolution Committee. If the Dispute Resolution Committee is unable to resolve any dispute submitted to it by any party hereto within 30 days after such submission, the Dispute Resolution Committee may refer the issue to the Chief Executive Officers of Capital One and Signet for resolution. If such officers are unable to resolve such dispute within 15 days after referral, or if the Dispute Resolution Committee determines to not refer any dispute to such officers, any member of the Dispute Resolution Committee may refer such dispute to binding arbitration as provided for in Section 11.11.

              Section 11.06. Amendments. This Agreement may only be modified or amended by an agreement in writing signed by the parties hereto.

              Section 11.07. No Waivers. No failure by any party hereto to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

              Section 11.08. Successors and Assigns. Neither Capital One nor Capital One Bank shall assign its rights or obligations hereunder without the prior written consent of Signet and Signet/Virginia, which approval shall not be unreasonably withheld. Neither Signet nor Signet/Virginia shall assign its rights or obligations hereunder without the prior written consent of Capital One and Capital One Bank, which approval shall not be unreasonably withheld. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

              Section 11.09. Termination; Conversion. (a) This Agreement shall terminate and shall be, except as provided in Section 11.17, of no further force and effect after September 30, 1996.

              (b) Notwithstanding anything to the contrary in this Agreement, Signet and Signet/Virginia may terminate the provisions of Article III of this Agreement at any time upon 30 days' written notice to Capital One and Capital One Bank; provided that such termination shall not relieve Signet/Virginia of its obligations under Section 3.06; and provided further that such termination shall not relieve Capital One or Capital One Bank, on the one hand, or Signet or Signet/Virginia on the other hand, of any of their other respective obligations hereunder.

              (c) Notwithstanding anything to the contrary in this Agreement, Signet and Signet/Virginia may terminate the provision of Article V of this Agreement at anytime upon 30 days' written notice. Such termination shall not relieve Capital One or Capital One Bank, on the one hand, and Signet or Signet/Virginia, on the other hand, with respect to any of their other respective obligations hereunder.

              (d) Commencing on April 1, 1996, or, if earlier, (i) the termination of Capital One Bank's obligation to provide any Services hereunder whether pursuant to Section 11.04, by mutual agreement or otherwise or (ii) the sale of any Origination Accounts pursuant to Section 11.03, Capital One Bank shall provide such assistance as is reasonably necessary to Signet/Virginia or any Winning Bidder to convert the relevant Services to Signet/Virginia's or the Winning Bidder's or a Signet/Virginia or Winning Bidder designated third party's MasterCard and Visa credit card processing systems; provided, however, that no conversions shall be made or related assistance provided during the period between October 15th of one year and January 15th of the immediately succeeding year. To effect any such conversion, Capital One Bank shall (i) provide Signet/Virginia or any Winning Bidder with such systems and programming services as are reasonably necessary to analyze Capital One Bank's records relating to the Services and shall convert them to a form that is compatible with Signet/Virginia's or the Winning Bidder's or such third party's data processing systems, (ii) at Signet/Virginia's request, in the customer billing statements, or separately, mail all communications by Signet/Virginia to customers relating to the conversion of the Signet/Virginia Portfolio (e.g., change in terms notices), and (iii) provide any Signet/Virginia Data, as directed by Signet/Virginia, to Signet/Virginia or any Winning Bidder or such designated third party. Signet/Virginia shall pay Capital One Bank an amount equal to the sum of all reasonable costs incurred by Capital One Bank in connection with any such conversion, plus 15% of such costs.

              Section 11.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws thereof.

              Section 11.11. Binding Arbitration. (a) Any controversy, dispute or claim (whether lying in contract or tort) between or among the parties arising out of or related to this Agreement, or any agreements or instruments related hereto or delivered in connection herewith, shall, after the dispute resolution process set forth in Section 11.05 has been completed, at the request of any party be submitted to arbitration in accordance with this Section 11.11 by notifying the other parties of its election to arbitrate such controversy, dispute or claim.

              (b) Each controversy, dispute or claim submitted by a party to arbitration shall be heard by an arbitration panel composed of three arbitrators, in accordance with the following provisions. Signet and Signet/Virginia, on the one hand, and Capital One and Capital One Bank, on the other hand, shall each appoint one arbitrator within fifteen (15) days after the matter has been submitted to arbitration. If any party fails to appoint its arbitrator within such fifteen (15) day period, any party may apply to the American Arbitration Association (the "AAA") to appoint an arbitrator on behalf of the party that has failed to appoint its arbitrator. The two arbitrators appointed by or on behalf of (as the case may be) the parties shall jointly appoint a third arbitrator, who shall chair the arbitration panel (the "Chairman"). If the arbitrators appointed by or on behalf of the parties do not succeed in appointing a Chairman within fifteen
(15) days after the latter of the two arbitrators appointed by or on behalf of the parties has been appointed, the Chairman shall, at the request of either party, be appointed by the AAA. If for any reason an arbitrator is unable to perform his or her function, he or she shall be replaced and a substitute shall be appointed in the same manner as the arbitrator replaced.

              (c) Except as otherwise stated herein, arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. In any arbitration proceeding hereunder: (i) proceedings shall, unless otherwise agreed by the parties, be held in Richmond, Virginia; (ii) the arbitration panel shall have no power to award punitive damages and shall be bound by all statutes of limitation which would otherwise be applicable in a judicial action brought by a party; and (iii) the decision of a majority of the arbitrators (or the Chairman if there is no such majority) shall be final and binding on the parties to this Agreement and shall be enforceable in any court of competent jurisdiction. The parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to such enforcement. THE PARTIES HEREBY AGREE TO WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM SUBMITTED TO ARBITRATION UNDER THIS AGREEMENT.

              (d) Notice preliminary to, in conjunction with, or incident to any arbitration proceeding may be sent to the parties by registered or certified mail (return receipt requested) at the address set forth in Section
11.16 and personal service is hereby waived. The arbitrators shall award recovery of all costs and fees incurred in connection with the arbitration and the proceeding, and obtaining any judgment related thereto, of each disputed matter (including reasonable attorney's fees and expenses and arbitrator's fees and expenses and court costs, in each case, with respect to such disputed matter) to the party that substantially prevails in the arbitration proceeding with respect to such disputed matter.

              (e) No provision of this Section 11.11 shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, or obtaining provisional, equitable or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

              Section 11.12. Consent to Jurisdiction. The parties hereto consent to and hereby submit to the exclusive jurisdiction of any state or federal court located in the Commonwealth of Virginia for the purpose of any enforcement with respect to any award rendered pursuant to the provisions of
Section 11.11 or any equitable relief arising out of or relating to this Agreement or the transactions contemplated hereby. The exclusive venue for any enforcement with respect to any award rendered pursuant to the provisions of Section 11.11 or any equitable relief arising out of this Agreement or the transactions contemplated hereby shall be the state or federal courts located in the Commonwealth of Virginia and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

              Section 11.13. Force Majeure. If Capital One or Capital One Bank is unable to perform any of its duties or fulfill any of its covenants or obligations under this Agreement as a result of causes beyond its control and without its fault or negligence, including but not limited to acts of God or government, fire, flood, war, and governmental controls, then Capital One or Capital One Bank, as the case may be, shall not be deemed to be in default of this Agreement during the continuance of such events which rendered it unable to perform; and Capital One or Capital One Bank, as case may be, shall have such additional time thereafter as is reasonably necessary to enable it to resume performance of its duties and obligations under this Agreement; and Signet or Signet/Virginia, as the case may be, shall not be required to pay Capital One or Capital One Bank, as the case may be, for any service to the extent that such party is unable to perform. Notwithstanding the foregoing, if the suspension of Capital One's or Capital One Bank's obligation to perform under this Agreement is of such a nature or duration as to substantially frustrate the purpose of this Agreement, then Signet and Signet/Virginia shall have the right to terminate this Agreement by giving Capital One and Capital One Bank 15 days' prior written notice of termination, in which case termination shall be effective upon the expiration of such 15 day period unless Capital One or Capital One Bank, as the case may be, resumes performance prior to such expiration.

              Section 11.14. Further Assurances. Each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

              Section 11.15. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

              Section 11.16. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by facsimile, cable, telegram, telex or telecopy
(confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

                if to Signet:

                       Signet Banking Corporation
                       7 North Eighth Street
                       Richmond, Virginia  23219
                       Attention:  Senior Executive Vice President
                                       in charge of Consumer Lending;
                                       with a copy to the General Counsel

                if to Signet/Virginia:

                       Signet Bank/Virginia
                       7 North Eighth Street
                       Richmond, Virginia  23219
                       Attention:  Senior Executive Vice President in
                                       charge of Consumer Lending; with a
                                       copy to the General Counsel


                if to Capital One:

                       Capital One Financial Corporation
                       11013 West Broad Street Road
                       Glen Allen, Virginia  23060
                       Attention:  Chief Administrative Officer;
                                       with a copy to the General Counsel at
                                       8330 Boone Boulevard
                                       Vienna, Virginia  22182

                if to Capital One Bank:

                       Capital One Bank
                       11013 West Broad Street Road
                       Glen Allen, Virginia  23060
                       Attention:  Chief Administrative Officer;
                                       with a copy to the General Counsel at
                                       8330 Boone Boulevard
                                       Vienna, Virginia  22182

              Section 11.17. Survival. Sections 3.06 and 11.03 and Articles VII, VIII and X as well as any accrued right of Capital One, Capital One Bank, Signet or Signet/Virginia to payment hereunder shall survive termination of this Agreement. The termination of this Agreement shall not release any party from any liability that at the time of termination had already accrued or that may subsequently accrue in respect of any act or omission taken or made before such termination.

              Section 11.18. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

              Section 11.19. Blanket Endorsement. (a) Signet/Virginia appoints Capital One Bank as its agent and attorney-in-fact and, during the term of this Agreement, grants authority to Capital One Bank to endorse checks, notes and drafts which are made payable to Signet/Virginia on Accounts in the Signet/Virginia Portfolio ("Signet Checks") in either the name of Signet/Virginia or in Capital One Bank's own name as agent for Signet/Virginia (with no obligation to disclose the agency relationship in the form of endorsement). Signet/Virginia grants Capital One Bank the authority to handle Signet Checks in the same manner as Capital One Bank would do if the Signet Checks were made payable to Capital One Bank, so long as the amount of the Signet Checks is properly credited to the appropriate Accounts in the Signet/Virginia Portfolio.

              (b) Signet/Virginia assigns to Capital One Bank any rights or claims that Signet/Virginia may have with respect to any checks, notes or drafts which are intended by the drawer of the check to be paid on an Account in the Capital One Bank Assets, which are received by either Signet/Virginia or Capital One Bank after the Closing Date ("Capital One Checks"). Signet/Virginia will forward any Capital One Checks to Capital One Bank received by Signet/Virginia after the Closing Date. Signet/Virginia grants Capital One Bank the right to use Signet/Virginia's name to endorse Capital One Checks if such checks are made payable to Signet/Virginia.

              Section 11.20. Legal Enforceability. The illegality, invalidity or unenforceability of any provision of this Agreement as determined by a court of competent jurisdiction in no way shall affect the validity of any other provision hereof. If any provision of this Agreement is found by a court or regulatory agency of competent jurisdiction to be illegal, invalid or unenforceable or in violation of present or future applicable laws and regulations, such provision shall be fully severable. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

              Section 11.21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.
                                           SIGNET BANKING CORPORATION



                                           By: /S/ Wallace B. Millner
                                              Name: Wallace B. Millner
                                              Title: Senior Executive Vice
                                                     President and Chief
                                                     Operating Officer

                                           SIGNET BANK/VIRGINIA



                                           By: /S/ T. Gaylon Layfield, III
                                              Name: T. Gaylon Layfield, III
                                              Title: Senior Executive Vice
                                                     President


                                           CAPITAL ONE FINANCIAL CORPORATION



                                           By: /S/ Nigel W. Morris
                                              Name: Nigel W. Morris
                                              Title: President and Chief
                                                     Operating Officer


                                           CAPITAL ONE BANK



                                           By: /S/ Nigel W. Morris
                                              Name: Nigel W. Morris
                                              Title: President and Chief
                                                     Operating Officer